CPI AEROSTRUCTURES, INC. 10-K

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File Nos. 333-255551, 333-130077, 333-164687 and 333-212837) on Form S-8 of CPI Aerostructures, Inc. and Subsidiaries of our report dated August 19, 2022, relating to the consolidated financial statements as of December 31, 2021 and for the year then ended of CPI Aerostructures, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of CPI Aerostructures, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ RSM US LLP

New York, New York

August 19, 2022